March 20, 1996




Stratton Monthly Dividend Shares, Inc.
Plymouth Meeting Executive Campus
610 West Germantown Pike, Suite 361
Plymouth Meeting, PA  19462


     RE:  Rule 24f-2 Notice for Stratton Monthly Dividend
          Shares, Inc. (Registration No. 2-42379)

Ladies and Gentlemen:

          We have acted as counsel to Stratton Monthly Dividend
Shares, Inc., a Maryland corporation (the "Company"), in connection with the filing of the Company's Rule 24f-2 Notice for the fiscal year ended January 31, 1996 (the "Fiscal Year").

          In giving the opinion stated below, we have reviewed originals or copies, certified or otherwise identified to our satisfaction, of the Company's Certificate of Incorporation, By-Laws, resolutions of its Board of Directors, and such other docu-ments and corporate records as we have deemed appropriate; and we have relied upon a certificate of an officer of the Company as to
(i) the number of shares of the Company's common stock, par value $1.00 per share ("Common Stock"), sold during the Fiscal Year in reliance upon registration pursuant to Rule 24f-2 under the Investment Company Act of 1940 ("Rule 24f-2"), (ii) the number of shares of Common Stock issued during the Fiscal Year in connection with the Company's dividend reinvestment plan, and
(iii) the matters discussed in the next paragraph. We express no opinion concerning the laws of any jurisdiction other than the Maryland General Corporation Law and the Federal Law of the
United States of America.

          We have been informed by the Company that at no time during the Company's Fiscal Year did the number of issued and outstanding shares of the Company's Common Stock exceed the number of authorized shares classified at the time as Common Stock.

          Based upon the foregoing, it is our opinion that the 757,154 shares of Common Stock sold by the Company during the Fiscal Year in reliance upon registration pursuant to Rule 24f-2 and the 239,595 shares of Common Stock issued by the Company during the Fiscal Year in connection with its dividend reinvestment plan have been validly issued and are fully paid and non-assessable shares of Common Stock of the Company.

          We hereby consent to the filing of this opinion with the Securities and Exchange Commission as part of the Company's
 Rule 24f-2 Notice.


                         Very truly yours,

                         /s/Drinker Biddle & Reath

                         DRINKER BIDDLE & REATH